FORM 5                                              --------------------------
                                                           OMB APPROVAL
[ ] Check this box if no longer subject                    ------------
    to Section 16. Form 4 or Form 5                 OMB Number: 3235-0362
    obligations may continue.  See                  Expires: December 31, 2001
    Instructions 1(b).                              Estimated average burden
                                                    hours per response...0.5
[ ] Form 3 Holdings Reported                        --------------------------

[X] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person

   Shone              James
-----------------------------------------------------
   (Last)            (First)            (Middle)

   3 Mitchell Avenue
-----------------------------------------------------
                     (Street)

   Toronto           Ontario  Canada   M6J 1C1
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name AND Ticker or Trading Symbol

   Synergy Technologies Corporation
   "OILS"
_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)



_______________________________________________________________________________
4. Statement for Month/Year

   December 2001

_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)



_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] 10% Owner
   [X] Director
   [ ] Officer (Give Title Below)
   [ ] Other (Specify Below)


   --------------------------------------------------

   --------------------------------------------------

_______________________________________________________________________________
7.  Individual or Joint/Group Reporting
         (Check Applicable Line)

[X]  Form Filed by One Reporting Person
[ ]  Form Filed by More  than One Reporting Person
_______________________________________________________________________________

                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------

          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                    Amount of     Owner-
                                                                                    Securities    ship
                         Trans-                      Securities Acquired (A)        Beneficially  Form:
                         action                      or Disposed of (D)             Owned at      Direct      Nature of
                         Date        Trans-          (Instr. 3, 4 and 5)            End of        (D) or      Indirect
Title of                 (Month/     action       ----------------------------      Month         Indirect    Beneficial
Security                  Day/       Code           Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)                Year)      (Instr. 8)                 (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------    ----------   -----------  ------  ---------    -----------   ----------  ----------
Common Stock $0.002                                                                   12,200          D
par value

* If the form is filed by more than one reporting person, see instruction
  4(b)(v)

                     TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------

     1.        2.       3.         4.         5.             6.                 7.           8.         9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------  ----------  --------- ----------
                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-                       Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-              or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Trans-    of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      action    (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/   Code       4 and 5)     Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     (Instr.   ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)     8)       (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  ---- ---  ----  ----    -------  -----    -----   ------   ------  ----------  --------  ----------
Options to                                            01/05/00  01/04/10                    $1.00    100,000       D
Purchase
Shares
-----------------------------------------------------------------------------------------------------------------------------------
Warrants to                                           07/01/01  06/30/03                    $1.30     12,200       D
Purchase
Shares
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:



                      /s/ James Shone                        December 14, 2001
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.